EXHIBIT 3.5

                                   CERTIFICATE OF AMENDMENT
                                              TO
                                 CERTIFICATE OF INCORPORATION
                                              OF
                               ENERGY CONVERSION DEVICES, INC.


        ENERGY CONVERSION DEVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:   The following amendment to the Certificate of Incorporation of said Corporation was duly adopted in accordance with the provisions of Section 242, Title 8, Chapter 1, Delaware Code;

        The first sentence of Article Fourth is to be modified to read as follows:

             "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,500,000 shares, of which 500,000 shares shall be Class A Common Stock of a par value of one cent ($.01) per share and 20,000,000 shares shall be Common Stock of a par value of one cent ($.01) per share."

        SECOND:   That the capital of the Corporation will not be reduced under, or by reason of, same amendment.

        IN WITNESS WHEREOF, the Corporation has caused this amendment to be signed by its President and its corporate seal to be hereunto affixed by its Secretary this 19th day of February, 1998.

                                                 ENERGY CONVERSION DEVICES, INC.

                                                 /s/ Stanford R. Ovshinsky
                                                 ----------------------------
                                                 By:  Stanford R. Ovshinsky
                                                 Its: President and Chief
                                                      Executive Officer

ATTEST:


/s/ Ghazaleh Koefod
---------------------------
Ghazaleh Koefod, Secretary